As filed with the Securities and Exchange Commission on May 14, 1999
                                                 Registration No. 333-78161

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        MAIN STREET AND MAIN INCORPORATED
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

            Delaware                                           11-2948370
---------------------------------                         ----------------------
  (State or Other Jurisdiction                              (I.R.S. Employer
of Incorporation or Organization)                         Identification Number)

                        5050 North 40th Street, Suite 200
                             Phoenix, Arizona 85018
                                 (602) 852-9000
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                   BART A. BROWN, JR.                                    COPIES TO:
          President and Chief Executive Officer                     ROBERT S. KANT, ESQ.
            5050 North 40th Street, Suite 200                      JERE M. FRIEDMAN, ESQ.
                 Phoenix, Arizona 85018                         O'Connor, Cavanagh, Anderson,
                     (602) 852-9000                             Killingsworth & Beshears, P.A.
---------------------------------------------------------          One East Camelback Road
(Name, address, including zip code, and telephone number,          Phoenix, Arizona 85012
      including area code, of agent for service)                       (602) 263-2606

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after the Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
================================================================================
                                           PROPOSED MAXIMUM          AMOUNT OF
TITLE OF SHARES          AMOUNT TO BE         AGGREGATE            REGISTRATION
TO BE REGISTERED          REGISTERED       OFFERING PRICE(1)            FEE
--------------------------------------------------------------------------------

Common Stock(2)......  3,364,371 Shares      $11,354,752            $3,156.62(3)

================================================================================
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).
(2) Such shares are being registered for resale from time to time by certain selling stockholders.
(3)  Previously paid.

Pursuant  to Rule  429,  this  Registration  Statement  relates  to (a)  257,441 outstanding shares of common stock that have been registered for resale from time to time as included in the Registrant's Registration Statement on Form S-3 (No. 33-71230) as declared effective on July 18, 1994, for which a registration fee of $88.77 has been previously paid; and (b) 1,630,938 outstanding shares of common stock that have been registered for resale from time to time as included in the Registrant's Registration Statement on Form S-3 (No. 333-28659) as declared effective on June 30, 1997, for which a registration fee of $1,081.48 has been previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                        5,252,750 SHARES OF COMMON STOCK


                        MAIN STREET AND MAIN INCORPORATED

     Certain stockholders of Main Street and Main Incorporated may use this prospectus to sell up to 5,252,750 shares of Main Street common stock from time to time. Some of the selling stockholders may be considered to be "affiliates" of Main Street, as that term is defined under the securities laws. The shares include 3,770,250 currently outstanding shares that were sold in private placements or purchased by some of our affiliates in the open market. The shares also include 1,482,500 shares that may be issued upon exercise of outstanding stock options. We expect that stockholders using this prospectus will sell the stock

     *    in broker's transactions;

     *    in transactions directly with market makers; or

     *    in privately negotiated sales or otherwise.

     The selling stockholders will determine when they will sell shares, and in all cases they will sell shares at the current market price or at negotiated prices at the time of the sale. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares. The selling stockholders and any brokers and dealers that they use may be deemed to be "underwriters" within the meaning of the securities laws, and any commissions received and any profits realized by them on the sale of shares may be considered to be underwriting compensation. See "Plan of Distribution."

     We will not receive any of the proceeds of sales by the selling stockholders. Securities laws and SEC regulations may require the selling stockholders to deliver this prospectus to purchasers when they resell their shares of common stock.

     Our common stock is traded on the Nasdaq National Market under the symbol "MAIN." On April 30, 1999, the last sale price of our common stock as reported on Nasdaq was $3.30 per share.

                                -----------------

     SEE "RISK FACTORS," BEGINNING ON PAGE 6, FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                                -----------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   THE DATE OF THIS PROSPECTUS IS MAY 14, 1999

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements, and other information with the SEC. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy, and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis, and Retrieval system. This web site can be accessed at http://www.sec.gov.

          THIS PROSPECTUS INCORPORATES CERTAIN INFORMATION BY REFERENCE


     We hereby incorporate by reference in this prospectus (1) our Annual Report on Form 10-K for the year ended December 28, 1998, which we filed with the SEC pursuant to the Exchange Act on March 29, 1999; (2) our Quarterly Report on Form 10-Q for the quarter ended March 29, 1999, which we filed on May 12, 1999; and
(3) the description of our common stock contained in the registration statement on Form 8-A, which we filed with the SEC on June 29, 1990. All reports and other documents that we file pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus shall be deemed to be incorporated by reference into and to be a part of this prospectus from the date on which we file them. To the extent that any statement in this prospectus or in any subsequently filed document that is incorporated by reference modifies or supersedes any statement contained in a previously filed document that is incorporated by reference, the more recent statement will modify or supersede the earlier statement. Any modified or superseded statement, to the extent that it is modified or superseded, is not part of this prospectus.


     The information contained in this prospectus relating to Main Street summarizes, is based upon, or refers to information and financial statements contained in one or more of the documents incorporated by reference in this prospectus. Accordingly, you should refer to those documents to obtain all the information you should consider before purchasing our common stock.

     If you have received this prospectus in connection with a purchase of our common stock from a selling stockholder, you may contact us to obtain free copies of any or all of the documents referred to above that have been incorporated by reference to this prospectus. We will provide exhibits to such documents free of charge only if they are specifically incorporated by reference into this prospectus.

     You may contact us at:    Main Street and Main Incorporated
                               Attn:  Secretary
                               5050 North 40th Street, Suite 200
                               Phoenix, Arizona 85018
                               (602) 852-9000

                 STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     THE STATEMENTS CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF APPLICABLE SECURITIES LAWS. FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING OUR "EXPECTATIONS," "ANTICIPATION," "INTENTIONS," "BELIEFS," OR "STRATEGIES" REGARDING THE FUTURE. FORWARD-LOOKING STATEMENTS ALSO INCLUDE STATEMENTS REGARDING OUR REVENUE, MARGINS, EXPENSES, AND EARNINGS ANALYSIS FOR FUTURE PERIODS; FUTURE RESTAURANT OPERATIONS AND NEW RESTAURANT ACQUISITIONS OR DEVELOPMENT; THE RESTAURANT INDUSTRY IN GENERAL; AND LIQUIDITY AND ANTICIPATED CASH NEEDS AND AVAILABILITY. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO US AS OF THE DATE OF THIS PROSPECTUS, AND WE ASSUME NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE THE FACTORS DISCUSSED UNDER THE HEADING "RISK FACTORS."

                                     SUMMARY

     THE FOLLOWING SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO PURCHASERS OF OUR COMMON STOCK. PROSPECTIVE PURCHASERS OF COMMON STOCK SHOULD CAREFULLY REVIEW THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF ANY CURRENTLY OUTSTANDING OR AUTHORIZED STOCK OPTIONS OR WARRANTS.

                                   OUR COMPANY

     We are the world's largest franchisee of T.G.I. Friday's restaurants, currently owning 41 and managing 10 T.G.I. Friday's restaurants. We also own five Redfish Looziana Roadhouse & Seafood Kitchen restaurants.

     T.G.I. Friday's restaurants are full-service, casual dining establishments featuring a wide selection of freshly prepared, popular foods and beverages served by well-trained, friendly employees in relaxed settings. Our T.G.I. Friday's restaurants that were open during all of fiscal 1998 generated an average of approximately $3.1 million of annual revenue during fiscal 1998. Alcoholic beverage sales currently account for approximately 23.3% of revenue. The cost of a typical entree at our T.G.I. Friday's restaurants currently ranges from $5.50 to $8.00 for lunch and $6.00 to $17.00 for dinner.

     T.G.I. Friday's restaurants have been in operation for more than 30 years. We develop and operate our T.G.I. Friday's restaurants according to specified standards established by TGI Friday's Inc. We believe that the uniform development and operating standards of TGI Friday's Inc. facilitate the efficiency of our restaurants and afford us significant benefits, including the brand-name recognition and goodwill associated with T.G.I. Friday's restaurants. As of April 30, 1999, TGI Friday's Inc. had 192 franchisor-operated and 357 franchised restaurants operating worldwide. System-wide sales exceeded $1.4 billion in 1998.

     Redfish Looziana Roadhouse & Seafood Kitchen restaurants are full-service, casual dining restaurants that feature a broad selection of New Orleans style fresh seafood, Creole and Cajun cuisine, and traditional southern dishes, as well as a "VooDoo" style lounge, all under one roof. The restaurants offer unique, freshly prepared food that is served quickly and efficiently in a fun-filled New Orleans atmosphere. Each Redfish restaurant's VooDoo lounge features a unique atmosphere decorated with an eclectic collection of authentic New Orleans artifacts, signs, and antiques. Local bands and, occasionally, national touring acts present live rhythm and blues music on weekends. Redfish restaurants are open for lunch and dinner seven days a week from 11 a.m.
until 2 a.m.

     Of our 46 currently owned restaurants, we acquired 28 and developed 18. The following table shows, as of April 30, 1999, information regarding the number of restaurants in each state in which we operate.

                                       OWNED             MANAGED         OWNED
        STATE                     T.G.I. FRIDAY'S    T.G.I. FRIDAY'S    REDFISH
        -----                     ---------------    ---------------    -------
        Arizona..................         6                --              --
        California...............        27                 6               1
        Colorado.................        --                --               1
        Illinois.................        --                --               2
        Kansas...................         1                --              --
        Louisiana................        --                 3              --
        Missouri.................         2                --              --
        Nevada...................         3                --              --
        New Mexico...............         1                --              --
        Ohio.....................        --                --               1
        Texas....................         1                 1              --
                                        ---               ---             ---
            Totals                       41                10               5

     We have the exclusive rights to develop additional T.G.I. Friday's restaurants in territories encompassing most of the states of Arizona, Nevada, and New Mexico and in the Kansas City, Kansas; Kansas City, Missouri; and El Paso, Texas metropolitan areas. We also have the exclusive right, together with TGI Friday's Inc., to develop additional T.G.I. Friday's restaurants in territories in northern and southern California. We plan to develop additional T.G.I. Friday's restaurants in our existing development territories, in which we are required to open 46 additional restaurants by December 31, 2003. The following table shows information regarding our minimum requirements to open new T.G.I. Friday's restaurants under our current development agreements, as well as the number of existing owned restaurants in each development territory.

                           SOUTHERN      NORTHERN
                          CALIFORNIA    CALIFORNIA     SOUTHWEST       MIDWEST
YEAR                     TERRITORY(1)  TERRITORY(1)   TERRITORY(2)   TERRITORY(3)  TOTAL
----                     ------------  ------------   ------------   ------------  -----
1999....................      3             4              1               1          9
2000....................      4             5              1               1         11
2001....................      4             4              1               1         10
2002....................      4             4              1               1         10
2003....................      3             3           (TBD)(4)        (TBD)(4)      6
                            ---           ---           --------        --------    ---
                             18            20              4               4         46

Existing Restaurants....     20             7(5)          11(6)            3         41

----------
(1)  TGI Friday's Inc. also may develop restaurants in these regions.
(2) Includes the states of Arizona, Nevada, and New Mexico and the El Paso, Texas metropolitan area.
(3)  Includes metropolitan Kansas City, Kansas and Kansas City, Missouri.
(4) To be determined by negotiation between T.G.I. Friday's Inc. and Main Street during 2002.
(5)  Does  not  include  six  restaurants  managed  in the  Northern  California
     Territory.
(6)  Does not include one restaurant managed in the Southwest Territory.

     We expect that cash flow from operations, together with our current financing commitments, will be sufficient to develop the nine restaurants that the development agreements require us to open by the end of 1999. See "Risk Factors - We may not be able to comply with all of the requirements of our development agreements."

     Main Street was incorporated in 1988. We commenced restaurant operations in May 1990 with the acquisition of four T.G.I. Friday's restaurants in Arizona and Nevada. During the past eight years, we have grown through the acquisition and development of restaurants. During 1996, we changed our management team and implemented a long-term business strategy designed to enhance our financial position, to place more emphasis on our casual dining business in certain designated geographical areas, and to dispose of underperforming assets. To strengthen our financial position, we (a) sold 1,250,000 shares of common stock in January 1997 for $2.5 million; (b) sold five restaurants in northern California in January 1997 for $10.8 million, of which we used $8.0 million to repay debt; and (c) secured new borrowings of $21.3 million with a repayment period of 15 years. We used proceeds from the new borrowings primarily to repay debt with shorter repayment periods. We also renegotiated our development agreement with T.G.I. Friday's Inc. to reduce the number of T.G.I. Friday's restaurants we are required to build with the intent of focusing on those development territories that are most economically favorable.

     Our strategy is to (1) capitalize on the brand-name recognition and goodwill associated with T.G.I. Friday's restaurants; (2) expand our restaurant operations by developing additional T.G.I. Friday's restaurants in our existing development territories, by developing new restaurant concepts, including Redfish, and by acquiring restaurants operating under other restaurants concepts; and (3) increase our profitability by continuing to enhance the dining experience of our guests and improving operating efficiencies.

     Our principal executive offices are located at 5050 North 40th Street, Suite 200, Phoenix, Arizona 85018, and our telephone number is (602) 852-9000. As used in this prospectus, the terms "we," "our," "us," or "Main Street" refers to Main Street and Main Incorporated and its subsidiaries and operating divisions.

                                  THE OFFERING

Securities offered by the
 selling stockholders...............    5,252,750 shares of common stock

Common stock currently
 outstanding........................    10,011,052 shares.  This number does not
                                        include (a)  1,906,000  shares of common
                                        stock   reserved   for   issuance   upon
                                        exercise of stock options outstanding as
                                        of April 30, 1999; (b) 1,013,425  shares
                                        reserved for issuance  upon the exercise
                                        of stock  options that may be granted in
                                        the future under our stock option plans,
                                        including    one   plan    subject    to
                                        stockholder  approval;  and (c)  231,277
                                        shares   reserved  for   issuance   upon
                                        exercise of outstanding warrants.

Use of proceeds.....................    We will not receive any of the  proceeds
                                        of sales of common stock by the selling stockholders

Risk factors........................    You  should   carefully   consider   the
                                        factors discussed under "Risk Factors" before purchasing our common stock.

Nasdaq National Market symbol.......    MAIN

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              FISCAL YEAR ENDED                   THREE MONTHS ENDED
                                          -----------------------------------------------------   ------------------
                                           DEC. 26,   DEC. 25,   DEC. 30,   DEC. 29,   DEC. 28,   MAR. 30,  MAR. 29,
                                            1994       1995       1996        1997       1998       1998      1999
                                          --------   --------   --------    --------   --------   --------  --------
STATEMENT OF OPERATIONS DATA:
Revenue.................................. $111,262   $119,508   $122,563    $107,997   $115,324    $24,159   $31,464
Restaurant operating expenses............  100,870    110,377    115,477      97,605    103,069     21,376    27,891
Income from restaurant operations........   10,392      9,131      7,086      10,392     12,255      2,783     3,573
Operating income (loss)..................    5,187      3,390    (18,960)      7,270      6,383      1,327     1,302
Net income (loss) from continuing
 operations before extraordinary
  item or cumulative effect of change
  in accounting principle ...............    1,285     (1,034)   (22,166)      4,804      4,165        750       731
Net income (loss)(1)..................... $  1,285   $ (1,034)  $(22,166)   $  3,166   $  4,165        750       563


Diluted earnings per share:
 Net income (loss) from continuing
  operations before extraordinary
  item or cumulative effect of change
  in accounting principle ............... $   0.35   $  (0.22)  $  (2.73)   $   0.47   $   0.39    $  0.07   $  0.07
 Net income (loss)(1).................... $   0.35   $  (0.22)  $  (2.73)   $   0.31   $   0.39    $  0.07   $  0.05

Weighted average shares outstanding -
 diluted.................................    3,692      4,621      8,110      10,098     10,608     10,396    10,323

BALANCE SHEET DATA:
 Working capital......................... $(10,905)  $ (7,848)  $ (1,343)   $ (1,330)  $ (2,807)   $(4,333)  $(4,183)
 Total assets............................   84,503     88,605     70,848      61,168     70,255     64,088    71,248
 Long-term debt, net of current portion..   41,265     31,204     33,809      24,308     28,264     23,993    27,917
 Stockholders' equity....................   22,601     37,261     16,585      22,203     26,372     22,953    26,935

----------

(1) Fiscal 1996 includes $20,208,000, or $2.49 per share, for asset impairment and restructuring charges. Fiscal 1997 includes an extraordinary loss from debt extinguishment of $1,638,000, or $0.16 per share. The three months ended March 31, 1999, include a charge of $168,000, or $0.02 per share, for deferred preopening costs as a result of a change in accounting principle.

                                  RISK FACTORS

     YOU  SHOULD  CAREFULLY   CONSIDER  THE  FOLLOWING   FACTORS  AND  OTHER
INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE SHARES OF OUR COMMON STOCK.

WE DEPEND ON T.G.I. FRIDAY'S, INC.

     We currently operate 41 T.G.I. Friday's restaurants as a T.G.I. Friday's franchisee. We also manage an additional 10 T.G.I. Friday's restaurants for those restaurants' franchisees. As a result of the nature of franchising and our franchise agreements with TGI Friday's, Inc., our long-term success depends, to a significant extent, on

     * the continued vitality of the T.G.I. Friday's restaurant concept and the overall success of the T.G.I. Friday's system;

     * the ability of TGI Friday's, Inc. to identify and react to new trends in the restaurant industry, including the development of popular menu items;

     * the ability of TGI Friday's, Inc. to develop and pursue appropriate marketing strategies in order to maintain and enhance the name recognition, reputation, and market perception of T.G.I. Friday's restaurants;

     *    the goodwill associated with the T.G.I. Friday's trademark;

     * the quality, consistency, and management of the overall T.G.I. Friday's system; and

     * the successful operation of T.G.I. Friday's restaurants owned by TGI Friday's, Inc. and other T.G.I. Friday's franchisees.

     We believe that the experience, reputation, financial strength, and franchisee support of TGI Friday's Inc. represent positive factors for our business. We, however, have no control over the management or operation of TGI Friday's, Inc. or other T.G.I. Friday's franchisees. A variety of factors affecting TGI Friday's, Inc. or the T.G.I. Friday's concept could have a material adverse effect on our business. These factors include the following:

     *    any business reversals that TGI Friday's, Inc. may encounter;

     * a failure by TGI Friday's, Inc. to promote the T.G.I. Friday's name or restaurant concept;

     * the inability or failure of TGI Friday's, Inc. to support its franchisees, including Main Street;

     * the failure to operate successfully the T.G.I. Friday's restaurants that TGI Friday's, Inc. itself owns; or

     * negative publicity with respect to TGI Friday's, Inc. or the T.G.I. Friday's name.

The future results of the operations of our restaurants will not necessarily reflect the results achieved by TGI Friday's Inc. or its other franchisees, but will depend upon such factors as the effectiveness of our management team, the locations of our restaurants, and the operating results of those restaurants.

FRANCHISE AGREEMENTS IMPOSE RESTRICTIONS AND OBLIGATIONS ON US

     Our franchise agreement with TGI Friday's Inc. for each T.G.I. Friday's restaurant that we own generally requires us to

     *    pay an initial franchise fee of $50,000;

     *    pay royalties of 4% of the restaurant's gross sales; and

     * spend up to 4% of the restaurant's gross sales on advertising, which may include contributions to a national marketing pool administered by TGI Friday's Inc.

During fiscal 1998, TGI Friday's Inc. generally required us and its other franchisees to contribute up to 1.9% of gross sales to the national marketing pool. We must pay or accrue these amounts regardless of whether or not our restaurants are profitable. In addition, the franchise agreements require us to operate our T.G.I. Friday's restaurants in accordance with the requirements and specifications established by TGI Friday's Inc. These requirements and specifications relate to a variety of factors, including the following:

     *    the  exterior  and  interior   design,   decor,   and  furnishings  of
          restaurants;

     *    menu selection;

     *    the preparation of food products;

     *    quality of service;

     *    general operating procedures;

     *    advertising;

     *    maintenance of records; and

     *    protection of trademarks.

     If we fail to satisfy these requirements or otherwise default under the franchise agreements, we could be subject to potential damages for breach of contract and could lose our franchise rights for some or all of our T.G.I. Friday's restaurants. We also could lose our rights to develop additional T.G.I. Friday's restaurants.

WE MAY NOT BE ABLE TO COMPLY WITH ALL OF THE REQUIREMENTS OF OUR DEVELOPMENT AGREEMENTS

     Our development agreements with TGI Friday's Inc. require us to open at least 46 additional T.G.I. Friday's restaurants by December 31, 2003. The acquisition of restaurants does not constitute the opening of new restaurants under the development agreements. We may not be able to secure sufficient restaurant sites that we believe are suitable or we may not be able to develop restaurants on sites on terms and conditions that we consider favorable in order to satisfy the requirements of the development agreements. The development agreements give TGI Friday's Inc. certain remedies in the event that we fail to comply with the development schedule in a timely manner or if we breach the confidentiality or noncompete provisions of the development agreements. These remedies include, under certain circumstances, the right to reduce the number of restaurants we may develop in the related development territory or to terminate our exclusive right to develop restaurants in the related development territory.

     At our request, TGI Friday's Inc. from time to time has agreed to amend the development schedules to extend the time by which we were required to develop new restaurants in certain development territories. We requested those amendments because we were unable to secure sites that we believed to be attractive on favorable terms and conditions. TGI Friday's Inc. may decline to extend the development schedule in the future if we experience any difficulty in satisfying the schedule for any reason, including a shortage of capital.

WE FACE RISKS ASSOCIATED WITH THE EXPANSION OF OUR OPERATIONS

     The success of our business depends on our ability to expand the number of our restaurants, either by developing or acquiring additional restaurants. Our success also depends on our ability to operate and manage successfully our growing operations. Our ability to expand successfully will depend upon a number of factors, including the following:

     * the availability and cost of suitable restaurant locations for development;

     *    the availability of restaurant acquisition opportunities;

     * the hiring, training, and retaining of additional management and restaurant personnel;

     *    the availability of adequate financing;

     * the continued development and implementation of management information systems;

     *    competitive factors; and

     *    general economic and business conditions.

     The rate at which we will be able to increase the number of restaurants we operate will vary depending upon whether we acquire existing restaurants or develop new restaurants. The acquisition of existing restaurants depends upon our ability to identify and acquire restaurants on satisfactory terms and conditions. The opening of new restaurants depends upon our ability to

     *    locate suitable sites in terms of

          - favorable population characteristics,
          - density and household income levels,
          - visibility, accessibility, and traffic volume,
          - proximity  to  demand   generators,   including  shopping  malls,
            lodging, and office complexes, and
          - potential competition;

     * obtain financing for construction, tenant improvements, furniture, fixtures, and equipment;

     *    negotiate acceptable leases or terms of purchase;

     * secure liquor licenses and zoning, environmental, health, and similar regulatory approvals;

     *    recruit and train qualified personnel; and

     *    manage successfully the rate of expansion and expanded operations.

     The opening of new restaurants also may be affected by increased construction costs and delays resulting from governmental regulatory approvals, strikes or work stoppages, adverse weather conditions, and various acts of God. Newly opened restaurants may operate at a loss for a period following their initial opening. The length of this period will depend upon a number of factors, including

     *    the time of year the restaurant is opened,

     *    sales volume, and

     *    our ability to control costs.

     We may not successfully achieve our expansion goals. Additional restaurants that we develop or acquire may not be profitable. In addition, the opening of additional restaurants in an existing market may have the effect of drawing customers from and reducing the sales volume of our existing restaurants in those markets.

WE MAY NEED ADDITIONAL CAPITAL

     The development of new restaurants requires funds for construction, tenant improvements, furniture, fixtures, equipment, training of employees, permits, initial franchise fees, and additional expenditures. We expect that cash flow from operations, together with financing commitments, will be sufficient to develop the nine restaurants that the development agreements require us to open by the end of 1999. We will require funds to develop the additional restaurants that our development agreements require us to open after 1999 and to pursue any additional restaurant development or restaurant acquisition opportunities. In the future, we may seek additional equity or debt financing to provide funds so that we can develop or acquire additional restaurants. Such financing may not be available or may not be available on satisfactory terms. If financing is not available on satisfactory terms, we may be unable to satisfy our obligations under our development agreements with TGI Friday's Inc. or otherwise to expand our restaurant operations. See "Risk Factors - We may not be able to comply with all of the requirements of our development agreements." While debt financing will enable us to add more restaurants than we otherwise would be able to do, debt financing increases expenses and we must repay the debt regardless of our operating results. Future equity financings could result in dilution to our stockholders.

WE HAVE SIGNIFICANT BORROWINGS

     We have incurred significant indebtedness in connection with our growth strategy. Our growth strategy has focused on restaurant acquisitions and internal restaurant development. As of December 28, 1998, we had long-term debt of approximately $28.3 million and a working capital deficit of $2.8 million. Our borrowings will result in interest expense of approximately $3.0 million in 1999 and $4.0 million in 2000, based on currently prevailing interest rates and assuming the outstanding indebtedness is paid in accordance with the existing payment schedules without any prepayments or additional borrowings. We must make these interest payments regardless of our operating results. Currently, 35 of our restaurants are pledged to secure our debt obligations. We also may seek additional equity or debt financing in the future to provide funds to develop or acquire additional restaurants. See "Risk Factors - We may need additional capital."

WE FACE RISKS THAT AFFECT THE RESTAURANT INDUSTRY IN GENERAL

     The ownership and operation of restaurants may be affected by a variety of factors over which we have no control. These factors include the following:

 * adverse  changes  in  national,       * changing consumer tastes, habits,
   regional, or local economic or          and spending priorities;
   market conditions;

 * increased costs of labor or food      * the cost and availability of
   products;                               insurance coverage;

 * fuel shortages and price increases;   * management problems;

 * competitive factors;                  * uninsured losses;

 * the number, density, and location     * limited  alternative uses for
   of competitors;                         properties and equipment;

 * changing demographics;                * changes in government regulation; and

 * changing traffic patterns;            * weather conditions.

     Third parties may file lawsuits against us based on discrimination, personal injury, claims for injuries or damages caused by serving alcoholic beverages to an intoxicated person or to a minor, or other claims. As a multi-unit restaurant operator, we can be adversely affected by publicity about food quality, illness, injury, or other health and safety concerns or operating issues at one restaurant or a limited number of restaurants operated under the same name, whether or not we actually own the restaurants in question. We cannot predict any of these factors with any degree of certainty. Any one or more of these factors could have a material adverse effect on our business.

WE FACE INTENSE COMPETITION

     The restaurant business is highly competitive with respect to price, service, and food type and quality. Restaurant operators also compete for attractive restaurant sites and qualified restaurant personnel and managers. Our restaurants compete with a large number of other restaurants, including national and regional restaurant chains and franchised restaurant systems, as well as with locally owned, independent restaurants. Many of our competitors have greater financial resources, more experience, and longer operating histories than we have.

WE DEPEND UPON SENIOR MANAGEMENT

     Our success depends, in large part, upon the services of our senior management. The loss of the services of any members of our senior management team could have a material and adverse effect on our business.

WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATION

     Various federal, state, and local laws affect our business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites. These sites are subject to zoning, land use, environmental, traffic, and other regulations of state and local governmental agencies. City ordinances or other regulations, or the application of such ordinances or regulations, could impair our ability to construct or acquire restaurants in desired locations and could result in costly delays. In addition, restaurant operations are subject to

     * licensing and regulation by state and local departments relating to health, sanitation, safety standards, and fire codes;

     * federal and state labor laws, including applicable minimum wage requirements, tip credit provisions, overtime regulations, workers' compensation insurance rates, unemployment and other taxes, working and safety conditions, and citizenship requirements; and

     *    state and local licensing of the sale of alcoholic beverages.

     The delay or failure to obtain or maintain any licenses or permits necessary for operations could have a material adverse effect on our business. In addition, an increase in the minimum wage rate, employee benefit costs (including costs associated with mandated health insurance coverage), or other costs associated with employees could adversely affect us. We also are subject to the Americans with Disabilities Act of 1990 that, among other things, may require us to install certain fixtures or accommodations in new restaurants or to renovate existing restaurants to meet federally mandated requirements.

     Sales of alcoholic beverages represent an important source of revenue for each of our restaurants. The temporary suspension or permanent loss or the inability to maintain a liquor license for any restaurant would have an adverse effect on the operations of that restaurant. We do not plan to open a restaurant in any location for which we believe we cannot obtain or maintain a liquor license.

WE FACE RISKS ASSOCIATED WITH "YEAR 2000" COMPLIANCE

     Many currently installed computer systems and software products may not function properly when processing transactions that include dates on and after January 1, 2000. We continue to assess and quantify the impact that the Year 2000 issue will have on our information systems, imbedded systems, and business processes. In 1998, we began identifying the most critical areas that might be deficient and we established a time line to complete the necessary analysis and remediation plans. We have begun correcting the deficiencies identified in all affected areas and anticipate that we will complete the remediation plans by September 30, 1999. The established cost of the analysis and remediation plans related to the Year 2000 issues is approximately $450,000. We will expense these costs as incurred. Because the appropriate course of action may include replacing or upgrading certain equipment or software, we may incur costs in excess of that amount in resolving our Year 2000 issues. We may not be able to make our computer system Year 2000 compliant in a timely manner.

     We also have assessed the role of critical suppliers of products and services to determine the extent that we might be vulnerable in the event that these suppliers have failures due to the Year 2000 issue. We have provided a questionnaire to and we are conducting research on our critical suppliers to determine their state of Year 2000 readiness. Computer systems operated by product and service suppliers and other third parties with which our systems interface may not be compliant on a timely basis with Year 2000 requirements.

     We are establishing contingency plans in the event that critical suppliers are not "Year 2000" compliant, "Year 2000" compliance is uncertain, or processes fail to perform after December 31, 1999. We anticipate completing these contingency plans by September 30, 1999. As of the date of this prospectus, we are unable to reasonably estimate the effect, if any, that the failure of our significant vendors to be Year 2000 ready will have on our consolidated financial position, results of operations, or cash flows.

     We have determined that the worst case scenario related to Year 2000 issues would be a complete failure of our systems and those of our critical suppliers of products and services. The failure of our information systems, embedded systems, or business processes or the systems of third parties to timely achieve Year 2000 compliance could have a material adverse effect on our business, financial condition, and operating results.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE

     Historically, the market price of our common stock has been volatile. In the future, the market price of our common stock will be subject to wide fluctuations as a result of a variety of factors, including the following:

     * quarterly variations in our operating results or those of other restaurant companies;

     *    changes in analysts' estimates of our financial performance;

     * changes in national and regional economic conditions, the financial markets, or the restaurant industry;

     *    natural disasters; or

     *    other   developments   affecting  our  business  or  other  restaurant
          companies.

     The trading volume of our common stock has been limited, which may increase the volatility of the market price for our stock. In addition, the stock market has experienced extreme price and volume fluctuation in recent years. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons not necessarily related to the operating performances of these companies.

THE EXISTENCE OF STOCK OPTIONS AND WARRANTS MAY ADVERSELY AFFECT THE TERMS OF FUTURE FINANCINGS

     Stock options to acquire an aggregate of 1,906,000 shares of common stock currently are outstanding. An additional 1,013,425 shares have been reserved for issuance upon exercise of options that may be granted under our existing stock option plans and a new plan that is subject to stockholder approval. In addition, warrants to acquire 231,277 shares of common stock currently are outstanding. During the terms of those options and warrants, the holders of those securities will have the opportunity to profit from an increase in the market price of our common stock. The existence of options and warrants may adversely affect the terms on which we can obtain additional financing in the future, and the holders of options and warrants can be expected to exercise those options and warrants at a time when, in all likelihood, we would be able to obtain additional capital by offering shares of common stock on terms more favorable to it than those provided by the exercise of such options and warrants.

SALES OF LARGE NUMBERS OF SHARES COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

     Sales of substantial amounts of common stock in the public market (including those covered by the registration statement of which this prospectus forms a part), or even the potential for such sales, could adversely affect prevailing market prices for our common stock and could adversely affect our ability to raise capital. As of April 30, 1999, there were outstanding 10,011,052 shares of our common stock. Of these shares, 7,861,938 shares are freely transferable without restriction under the securities laws, unless they are held by our "affiliates," as that term is defined in the securities laws. The remaining 2,149,114 shares of common stock currently outstanding are "restricted securities," as that term is defined in Rule 144 under the securities laws, and may be sold only in compliance with Rule 144, pursuant to registration under the securities laws, or pursuant to an exemption from registration. Affiliates also are subject to certain of the resale limitations of Rule 144. Generally, under Rule 144, each person who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from us or one of our affiliates may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of 1% of our then-outstanding common stock or the average weekly trading volume for the four weeks prior to the proposed sale of such shares. Currently, most of the restricted shares are eligible for sale under Rule 144 or under registration statements that we have filed to permit resales of the restricted shares, including the registration statements of which this prospectus forms a part or to which it relates.

WE DO NOT ANTICIPATE THAT WE WILL PAY DIVIDENDS

     We have never paid any dividends on our common stock, and we do not anticipate that we will pay dividends in the foreseeable future. We intend to apply any earnings to the expansion and development of our business. In addition, the terms of our credit facility limit our ability to pay dividends on our common stock.

ACTUAL RESULTS MAY DIFFER FROM THE FORWARD LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS

     Certain statements and information contained in this prospectus concerning our future, proposed, and anticipated activities; certain trends with respect to our operating results, capital resources, and liquidity; the restaurant industry in general; and other statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as that term is defined under applicable securities laws. Forward-looking statements, by their very nature, include risks and uncertainties. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed elsewhere under "Risk Factors."

                              USE OF PROCEEDS

     We will not receive any of the proceeds from sales of shares of common stock by the selling stockholders.

                            PRIVATE PLACEMENTS

     In March 1994, Main Street issued 1,029,764 shares of Class B Preferred Stock to TGI Fridays, Inc. in connection with the acquisition of 20 T.G.I. Friday's restaurants in California and development rights for certain locations in California, Idaho, Montana, and Wyoming. TGI Friday's, Inc. subsequently converted the Class B Preferred Stock into shares of common stock. TGI Holdings, Inc. now owns an aggregate of 257,441 shares of common stock. See "Selling Stockholders."

     During 1996, Main Street sold 500,000 shares of common stock to John F. Antioco and 266,666 shares to Gerard T. Bisceglia for a total of $1.5 million, which represented the fair market value of the stock at the time of purchase. In January 1997, Main Street sold a total of 1,250,000 shares of common stock for $2.5 million, which exceeded the fair market value of the stock on the date of purchase. John F. Antioco, Bart A. Brown, Jr., Thomas DuPree, George Sarlo, David Abell, Joseph Brown, and James Harless purchased 250,000, 250,000, 300,000, 250,000, 100,000, 50,000, and 50,000 shares, respectively, in this transaction. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

     The following table sets forth (1) the name of each of the selling stockholders, (2) the number of shares of common stock beneficially owned by each selling stockholder that may be offered for the account of such selling stockholder under this prospectus, and (3) the number of shares of common stock beneficially owned by each selling stockholder upon completion of this offering. We obtained this information from the selling stockholders, but have not independently verified it. The term "selling stockholder" includes the persons listed below and their respective transferees, pledgees, donees, or other successors.

                            SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                              OWNED PRIOR TO                               OWNED AFTER
                                OFFERING(2)         SHARES BEING         OFFERING (2)(3)
NAME AND ADDRESS OF         -------------------      REGISTERED        -------------------
BENEFICIAL OWNER(1)         NUMBER      PERCENT       FOR SALE          NUMBER     PERCENT
-------------------         ------      -------    ---------------      ------     -------
John F. Antioco           2,118,100(4)    20.3%      2,118,100               0         *
Bart A. Brown             1,613,700(5)    14.9%      1,613,700               0         *
Steven A. Sherman           459,306(6)     4.6%        451,494           7,812         *
Gerard T. Bisceglia(7)      337,202        3.4%        225,000         112,202       1.1%
TGI Holdings, Inc.(8)       257,441        2.6%        257,441               0         *
William G. Shrader          162,015(9)     1.6%        162,015               0         *
George Sarlo                361,000        3.6%        134,500(10)     226,500       2.3%
David Abell(11)             202,183        2.0%        100,000         102,183       1.0%
Joseph Brown(12)            100,000        1.0%         50,000          50,000         *
James Harless(13)            50,000          *          50,000               0         *
John C. Metz                 38,000(14)      *          38,000               0         *
James C. Yeager              32,500(15)      *          32,500               0         *
Jane Evans                   20,000(16)      *          20,000               0         *

----------
*    Less than 1% of outstanding shares of common stock.

(1) Except as indicated in footnotes 7, 8, and 10 through 13, each of the selling stockholders may be reached through the Company at 5050 North 40th Street, Suite 200, Phoenix, Arizona 85018.
(2) Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him or her, subject to applicable community property law. The numbers and percentages shown include the shares of common stock actually owned as of April 30, 1999 and the shares of common stock that the selling stockholder had the right to acquire upon exercise of outstanding stock options. Some of the options held by certain of the selling stockholders currently are not vested and exercisable. In calculating the percentage of ownership, all shares of common stock that the identified selling stockholder had the right to acquire upon exercise of options, including options that are not currently vested and exercisable, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such selling stockholder, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(3) Each of the selling stockholders is assumed to be selling all of the shares of common stock registered for sale and will own no shares of common stock after the offering, except for 7,812, 112,202, 226,500, 102,183, and 50,000 shares  of common  stock to be  beneficially  owned by  Steven A.  Sherman,
     Gerard T. Bisceglia, George Sarlo, David Abell, and Joseph Brown, respectively. The selling stockholders may not sell any of the securities being registered.
(4) Represents 1,700,600 shares of common stock and 417,500 shares issuable upon exercise of options. Mr. Antioco is the Chairman of the Board of Main Street.
(5) Represents 813,700 shares of common stock and 800,000 shares issuable upon exercise of options. Mr. Brown is the President, Chief Executive Officer, and a director of Main Street.
(6) Includes 7,812 shares held by Mr. Sherman's wife, as to which shares Mr. Sherman disclaims any beneficial interest; 25,000 shares held by Mr. Sherman as custodian for his children, as to which shares

     Mr. Sherman disclaims any beneficial interest; 16,250 shares owned by The Sherman Group, of which Mr. Sherman is the sole proprietor; 2,500 shares owned by Sherman Capital Group, L.L.C., a limited liability company of which Mr. Sherman is a managing member; 110,000 shares owned by Sherman Capital Partners, L.L.C., a limited liability company of which Mr. Sherman is a managing member; and 40,000 shares issuable upon exercise of options held by Mr. Sherman. Mr. Sherman is a director of Main Street.
(7) Mr. Bisceglia's address is 15822 E. Thistle Drive, Fountain Hills, Arizona 85268. Mr. Bisceglia is a former officer and director of Main Street.
(8) T.G.I. Holdings, Inc. maintains an address at 7540 LBJ Freeway, Suite 100, Dallas, Texas 75251.
(9) Represents (a) 11,315 shares of common stock and 150,000 shares issuable upon exercise of options held by Mr. Shrader; and (b) 700 shares held by Mr. Shrader as custodian for his children. Mr. Shrader is the Executive Vice President, Chief Operating Officer, and a director of Main Street.
(10) Represents (a) 100,000 shares of common stock held by George Sarlo as Trustee for the benefit of the George Sarlo Revocable Trust, and (b) 34,500 shares held by George S. Sarlo, Susan S. Baer, and J.S. Thornborrow as Co-Trustees for the benefit of the Ashfield & Co. Profit Sharing Plan CAF UA dated December 27, 1977. Mr. Sarlo maintains an address at 750 Battery Street, 7th Floor, San Francisco, California 94111.
(11) Mr. Abell maintains an address at 900 S. US Hwy 1, Suite 105, Jupiter, Florida 33477.
(12) Mr. Brown maintains an address at 8076 US Hwy 42, Florence, Kentucky 41042.
(13) Mr. Harless maintains an address at 210 Larry Joe Harless Drive, Gilbert, West Virginia 25621.
(14) Represents 15,500 shares of common stock and 22,500 shares issuable upon exercise of options. Mr. Metz is a director of Main Street.
(15) Represents 32,500 shares of common stock issuable upon exercise of options. Mr. Yeager is Vice President - Finance, Secretary, and Treasurer of Main Street.
(16) Represents 20,000 shares of common stock issuable upon exercise of options. Ms. Evans is a director of Main Street.

                            DESCRIPTION OF SECURITIES

     Main Street's authorized capital consists of 25,000,000 shares of common stock, $0.001 par value, and 2,000,000 shares of preferred stock, $.001 par value. As of April 30, 1999, a total of 10,011,052 shares of common stock were issued and outstanding. There are no shares of preferred stock outstanding. An additional 2,919,425 shares of common stock may be issued upon exercise of options outstanding or available for issuance under our stock option plans and an additional 231,277 shares of common stock may be issued upon exercise of certain outstanding warrants.

COMMON STOCK

     Holders of shares of common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of the stockholders. Subject to the preferences of any outstanding preferred stock, holders of common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available. If Main Street is liquidated or dissolved, the holders of common stock will be entitled to share ratably in all assets remaining after we have paid our creditors in full and paid the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock do not have preemptive rights to subscribe for additional shares that we may issue. All of the outstanding shares of common stock, including the shares of common stock to be sold in this offering, are fully paid and nonassessable.

PREFERRED STOCK

     Main Street's board of directors may issue shares of preferred stock from time to time in one or more series for such consideration and with such relative rights and preferences as the board of directors may determine. Accordingly, the board of directors has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences, and conversion rights for any series of preferred stock issued in the future. We have no present plans, arrangements, or understandings for the issuance or sale of any other shares of preferred stock. Any preferred stock that may be issued in the future could be given voting and conversion rights that could dilute the voting power and equity of holders of common stock.

WARRANTS

     Main Street has outstanding warrants to purchase 231,277 shares of common stock at an exercise price of $9.08 per share. Main Street issued these warrants to its lender in connection with a term loan. The warrants expire in March 2004. We may redeem the warrants under certain circumstances.

REPORTS TO STOCKHOLDERS

     We furnish annual reports to our stockholders containing consolidated financial statements of our company audited by independent public accountants. We also distribute quarterly reports containing unaudited financial information.

SHARES ELIGIBLE FOR FUTURE SALE

     As of April 30, 1999, we had 10,011,052 shares of common stock outstanding, of which 7,861,938 shares are freely tradeable in the public market without restriction under the securities laws unless held by one of our "affiliates," as that term is defined in Rule 144 under the securities laws. Affiliates will be subject to certain of the resale limitations of Rule 144. The 2,149,114 remaining shares of common stock currently outstanding are "restricted securities," as that term is defined in Rule 144, and may be sold only in compliance with Rule 144, pursuant to registration under the securities laws, or pursuant to an exemption from registration. An aggregate of 5,252,750 shares of common stock covered by this prospectus, which includes 1,482,500 shares issuable upon exercise of outstanding options, are being registered for resale pursuant to the registration statement of which this prospectus forms a part or have been registered for resale under other registration statements to which this prospectus relates. These shares include "restricted securities" as well as otherwise freely tradeable shares that are held by some of our affiliates.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of Main Street, is entitled to sell, within any three-month period, a number of restricted shares beneficially owned by such person for at least one year in an amount that does not exceed the greater of (a) one percent of the then-outstanding shares of common stock (approximately 100,110 shares as of April 30, 1999) or (b) the average weekly trading volume of the common stock during the four calendar weeks immediately preceding the date on which a notice of the sale is filed with the SEC. Sales under Rule 144 also are subject to certain other requirements relating to the manner of sale and the availability of current public information about our company. However, a person who is not deemed to have been an affiliate at any time within the three months immediately prior to the date of sale and who has beneficially owned his or her shares for at least two years is entitled to sell those shares without regard to the volume, manner of sale, or notice requirements. Sales of substantial amounts of common stock by our stockholders under Rule 144 or otherwise, or even the potential for such sales, may have a depressive effect on the market price of the common stock.

     As of April 30, 1999, options to purchase a total of 1,906,000 shares of common stock were outstanding under our stock option plans and various stock option agreements with employees. We have filed registration statements under the securities laws to register for offer and sale the shares of common stock reserved for issuance pursuant to the exercise of stock options granted under our stock option plans and option agreements. Shares issued upon the exercise of such stock options generally will be eligible for sale in the public market.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Securities Transfer, Inc., Denver, Colorado.

                              PLAN OF DISTRIBUTION

     This prospectus relates to a total of 3,770,250 shares of currently outstanding common stock and 1,482,500 shares issuable upon exercise of outstanding options. The selling stockholders may use this prospectus from time to time to sell some or all of their shares. As used in this prospectus, "selling stockholders" includes transferees, donees, pledgees, legatees, heirs, or legal representatives that sell shares received from a named selling stockholder after the date of this prospectus.

     The selling stockholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities, and no underwriter or coordinating broker is acting in connection with the proposed sale of shares by the selling stockholders. At the time a particular offering of common stock is made and to the extent required, the aggregate number of shares being offered, the name or names of the selling stockholders, and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the selling stockholders, and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying prospectus supplement.

     Sales of the common stock offered hereby may be effected by or for the account of the selling stockholders from time to time in transactions, which may include block transactions, in the Nasdaq market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. The selling stockholders may effect such transactions by selling the common stock offered hereby directly to purchasers, through broker-dealers acting as agents for the selling stockholders, or to broker-dealers that may purchase such shares as principals and thereafter sell the shares from time to time in transactions, which may include block transactions, in the Nasdaq market, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the common stock offered hereby for whom such broker-dealers may act as agents or to whom they may sell as principals, or both. As to a particular broker-dealer, such compensation might be in excess of customary commissions.

     The  selling  stockholders  may  resell the  shares of common  stock  being
registered  for  resale  hereby  (a)  in  transactions   that  are  exempt  from
registration under the securities laws, or (b) as long as the registration statements of which this prospectus forms a part or to which it relates is effective, and as long as there is a qualification in effect under, or an available exemption from, any applicable state securities law with respect to the resale of such shares. The selling stockholders may determine not to sell any common stock offered hereby, and any selling stockholder may transfer, devise, or gift the common stock by other means not described in this prospectus. For example, in addition to selling pursuant to the registration statements of which this prospectus is a part or to which it relates, the selling stockholders also may sell under Rule 144. See "Description of Securities - Shares eligible for future sale."

     The selling stockholders and any broker-dealers, agents, or underwriters that participate with the selling stockholders in the distribution of common stock offered hereby may be deemed to be "underwriters" within the meaning of applicable securities laws. Accordingly, the selling stockholders will be subject to the prospectus delivery requirements of the securities laws. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the common stock offered hereby and purchased by them, may be deemed to be underwriting commissions or discounts under the securities laws. Main Street will not pay any compensation to any NASD member in connection with this offering. Brokerage commissions, if any, attributable to the sale of the shares of common stock offered hereby will be borne by the selling stockholders.

     Main Street will not receive any proceeds from the sale of any shares of common stock by the selling stockholders. Main Street has agreed to bear all expenses, other than selling commissions, in connection with the registration and sale of the common stock being offered by the selling stockholders. We have agreed to indemnify certain of the selling stockholders against certain liabilities under the securities laws. Each selling stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the securities laws.

     To comply with the securities laws of certain jurisdictions, if applicable, the shares of common stock offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualifications requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common stock offered pursuant to this prospectus may be limited in its ability to engage in market activities with respect to the common stock. Without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of the common stock offered by the selling stockholders pursuant to this prospectus, which may affect the marketability of the common stock offered hereby.

     The selling stockholders also may pledge the shares of common stock being registered for resale hereby to NASD broker/dealers pursuant to the margin provisions of each selling stockholder's customer agreements with the broker/dealers. Upon default by a selling stockholder, the broker/dealer may offer and sell shares of common stock from time to time as described above.

                                 LEGAL OPINIONS

     O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, Phoenix, Arizona will pass upon the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

     The consolidated financial statements as of and for the year ended December 28, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of that firm as experts in giving the reports.

                    WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933 with respect to the securities offered in this prospectus. This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement, as allowed by the rules and regulations of the SEC. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to our company and the securities offered in this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

=====================================      =====================================

YOU  MAY  RELY  ON  THE   INFORMATION               5,252,750 SHARES
CONTAINED IN THIS PROSPECTUS. WE HAVE
NOT  AUTHORIZED   ANYONE  TO  PROVIDE
INFORMATION   DIFFERENT   FROM   THAT
CONTAINED IN THIS PROSPECTUS. NEITHER
THE DELIVERY OF THIS  PROSPECTUS  NOR
THE SALE OF COMMON  STOCK  MEANS THAT
INFORMATION    CONTAINED    IN   THIS
PROSPECTUS  IS CORRECT AFTER THE DATE
OF THIS  PROSPECTUS.  THIS PROSPECTUS
IS  NOT  AN   OFFER   TO  SELL  OR  A              MAIN STREET AND MAIN
SOLICITATION OF AN OFFER TO BUY THESE                  INCORPORATED
SHARES   OF   COMMON   STOCK  IN  ANY
CIRCUMSTANCES  UNDER  WHICH THE OFFER
OR SOLICITATION IS UNLAWFUL.
                                                      COMMON STOCK

           ---------------




                                   Page
                                   ----
                                                     ---------------
Available Information..............  2
This Prospectus Incorporates                       P R O S P E C T U S
 Certain Information by Reference..  2
Statement Regarding                                  ---------------
 Forward-Looking Statements........  2
Summary............................  3
Risk Factors.......................  6
Use of Proceeds.................... 12
Private Placements................. 12
Selling Stockholders............... 13
Description of Securities.......... 14
Plan of Distribution............... 16
Legal Opinions..................... 17
Experts............................ 17
Where You Can Obtain
 Additional Information............ 17                 May 14, 1999


=====================================      =====================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses payable by the Registrant in connection with the offering described in the Registration Statement. All of the amounts shown are estimates except for the registration fee:

                                                             Amount to be Paid
                                                             -----------------

     Registration Fee......................................     $ 3,156.62
     Accountants' Fees and Expenses........................       5,000.00
     Legal Fees and Expenses...............................      25,000.00
     Printing and Engraving Expenses.......................       2,500.00
     Miscellaneous Fees....................................       1,843.38
                                                                ----------
     Total.................................................     $37,500.00
                                                                ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificate of Incorporation and Bylaws of the Registrant provide that the Registrant will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director, officer or agent of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant (an "Indemnitee").

     Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer or agent of the Registrant, or serves or served any other enterprise or organization at the request of the Registrant, the Registrant shall indemnify him or her against expenses (including attorney's fees) actually and reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorneys' fees, and (ii) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

     Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of the suit, action or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant. The Registrant also may advance expenses incurred by other employees and agents of the Registrant upon such terms and conditions, if any, that the Board of Directors of the Registrant deems appropriate.

ITEM 16. EXHIBITS

 EXHIBIT
 NUMBER                  EXHIBIT
 ------                  -------


3.1       Certificate of Incorporation of the Registrant(1)
3.2       Certificate of Amendment of Restated Certificate of Incorporation(1)
3.3       Amended and Restated Bylaws of the Registrant(1)
5.1       Opinion of O'Connor, Cavanagh, Anderson, Killingsworth, & Beshears,
          P.A.*
10.1      Registrant's 1990 Stock Option Plan(2)
10.5      Form of Franchise  Agreement between the Registrant and TGI Friday's
          Inc.(3)
10.7 Asset Conveyance Agreement among CNL California Restaurants, LTD., Main St, California, Inc., and Registrant(4)
10.8 Stock Purchase Agreement among CNL California Restaurants, LTD., Main St. California, Inc., and Registrant(4)
10.9 Form of Management Agreement between Main St. California II, Inc., Main St. California, Inc., and Registrant(4)
10.10 Master Incentive Agreements between Main St. California II, Inc. and Main St California, Inc., a wholly owned subsidiary of Registrant(4)
10.11A Employment Agreement dated January 1, 1999 between Main Street and Main Incorporated and Bart A. Brown, Jr.(5)
10.13     Promissory Note between Registrant and CNL Financial I, Inc.(6)
10.14     Promissory Note between Registrant and CNL Financial I, Inc.(6)
10.15     Promissory Note between Registrant and CNL Financial I, Inc.(6)
10.16     Registrant's 1995 Stock Option Plan(7)
10.17 Amended and Restated Development Agreement between TGI Friday's Inc. and Cornerstone Productions, Inc., a wholly owned subsidiary of the Registrant(8)
10.18 Amended and Restated Development Agreement between TGI Friday's Inc. and Main St. California, Inc., a wholly owned subsidiary of the Registrant(8)
10.18A First Amendment to Development Agreement dated February 10, 1999, between TGI Friday's, Inc. and Main St. California, Inc.(5)
10.19 Amended and Restated Development Agreement between TGI Friday's Inc. and Main St. Midwest, Inc., a wholly owned subsidiary of the Registrant(8)
10.20 Amended and Restated Purchase Agreement between RJR Holdings, Inc. and Main St. California, Inc., a wholly owned subsidiary of the Registrant(8)
10.21     Development  Agreement  dated  April  22,  1998  between  Main  St.,
          California, Inc. and TGI Friday's, Inc., and First Amendment to Development Agreement dated February 10, 1999 between TGI Friday's, Inc. and Main St. California, Inc., a wholly owned subsidiary of the Registrant(6)
10.22 Stock Option Agreement dated August 5, 1996, between the Registrant and John F. Antioco for 800,000 shares of Common Stock.(7)
10.22A Stock Option Agreement dated June 15, 1998, between the Registrant and John F. Antioco amending the Stock Option Agreement dated August 5, 1996.(7)
10.23     Stock  Option  Agreement  dated  December  16,  1996,   between  the
          Registrant and Bart A. Brown, Jr. for 250,000 shares of Common Stock. (The Registrant issued three additional Stock Option Agreements which are substantially identical in all material respects, except as to number of shares. The four Stock Option Agreements give rights to purchase a total of 625,000 shares of Common Stock.)(7)
10.23A    Schedule  of Stock  Option  Agreements  substantially  identical  to
          Exhibit 10.23.(7)
10.24 Stock Option Agreement dated July 14, 1997, between the Registrant and Bart A. Brown, Jr. for 75,000 shares of Common Stock. (The Registrant issued one additional Stock Option Agreement which is substantially identical in all material respects, except as to number of shares. The two Stock Option Agreements give rights to purchase a total of 175,000 shares of Common Stock.)(7)
10.24A    Schedule  of Stock  Option  Agreements  substantially  identical  to
          Exhibit 10.24.(7)

10.25 Stock Option Agreement dated June 15, 1998, between the Registrant and James Yeager for 15,000 shares of Common Stock. (The Registrant issued two additional Stock Option Agreements which are substantially identical in all material respects, except as to option holder and number of shares. The three Stock Option Agreements give rights to purchase a total of 50,000 shares of Common Stock.)(7)
10.25A    Schedule  of Stock  Option  Agreements  substantially  identical  to
          Exhibit 10.25.(7)
10.26 Stock Option Agreement dated December 31, 1998, between the Registrant and Tim Rose for 10,000 shares of Common Stock. (The Registrant issued one additional Stock Option Agreement which is substantially identical in all material respects, except as to option holder and number of shares. The two Stock Option Agreements give rights to purchase a total of 160,000 shares of Common Stock.)(7)
10.26A    Schedule  of Stock  Option  Agreements  substantially  identical  to
          Exhibit 10.26.(7)
10.27 Registration Rights Agreement dated August 5, 1996, between the Registrant and John F. Antioco.*
21        List of Subsidiaries(8)
23.1      Consent of Independent Public Accountants
23.2 Consent of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A. is included in Exhibit 5.1*
24.1      Power of Attorney is included on the signature page*


---------
    *    Previously filed
   (1) Incorporated by reference to the Registrant's Form 10-K for the year ended December 30, 1991, filed with the Securities and Exchange Commission on or about March 31, 1992.
   (2) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 33-40993) which became effective in September 1991.
   (3) Incorporated by reference to the Registrant's Form 8-K filed with the Securities and Exchange Commission on or about April 15, 1994.
   (4) Incorporated by reference to the Registrant's Form 8-K Report filed with the Commission in January 1997.
   (5) Incorporated by reference to the Registrant's Form 10-K for the year ended December 28, 1998, filed with the Securities and Exchange Commission on March 29, 1999.
   (6) Incorporated by reference to the Registrant's Form 10-K for the year ended December 30, 1996, filed with the Securities and Exchange Commission on or about April 14, 1997.
   (7) Incorporated by reference to Registrant's Registration Statement on Form S-8 (Registration No. 333-78155), filed with the Securities and Exchange Commission on May 10, 1999.
   (8) Incorporated by reference to the Registrant's Form 10-K for the year ended December 29, 1997, filed with the Securities and Exchange Commission on March 17, 1998.



ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, Arizona, on the 13th day of May, 1999.


                                        MAIN STREET AND MAIN INCORPORATED


                                        By: /s/ Bart A. Brown, Jr.*
                                           -------------------------------------
                                           Bart A. Brown, Jr.
                                           President and Chief Executive Officer




     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                           Capacity                           Date
---------                           --------                           ----


/s/ John F. Antioco*         Chairman of the Board                  May 13, 1999
---------------------------
    John F. Antioco

/s/ Bart A. Brown, Jr.*      President, Chief Executive Officer,    May 13, 1999
---------------------------  and Director (Principal
    Bart A. Brown, Jr.       Executive Officer)


/s/ William C. Shrader*      Executive Vice President, Chief        May 13, 1999
---------------------------  Operating Officer, and Director
    William C. Shrader

/s/ James Yeager             Vice President - Finance, Secretary,   May 13, 1999
---------------------------  and Treasurer (Principal Financial
    James Yeager             and Accounting Officer)

/s/ Jane Evans*              Director                               May 13, 1999
---------------------------
    Jane Evans

/s/ John C. Metz*            Director                               May 13, 1999
---------------------------
    John C. Metz

/s/ Steven A. Sherman*       Director                               May 13, 1999
---------------------------
    Steven A. Sherman


*By: /s/ James Yeager
     ----------------------
     James Yeager, Attorney-in-Fact